Exhibit 10.12

AMENDMENT

TO THE

WELLPOINT 401(k) RETIREMENT SAVINGS PLAN

The WellPoint 401(k) Retirement Savings Plan, as amended to January 1, 2001 (the “Plan”), is further amended effective as of the dates provided below in response to requests from the Internal Revenue Service in connection with the determination letter submission dated February 28, 2002:

1.                                       Section 1.02(b)(3) of Appendix I is eliminated, effective as of January 1, 1998, to confirm that the Plan is not a Code Section 401(k) safe harbor plan.

2.                                       Sections 1.02(e) and 1.02(f) of Appendix III are amended, effective for Plan Years beginning on and after January 1, 1997, to revise the following definitions:

(e)           “Required Aggregation Group” means a group of two or more plans (including terminated plans) consisting of (i) a qualified plan of an Affiliated Company (including a simplified employee pension plan) in which at least one Key Employee participates and (ii) any other qualified plan or plans of the Affiliated Company that enable the plan described in clause (i) to meet the requirements of Code Sections 401(a)(4) or 410.

(f)            “Permissive Aggregation Group” means a group of plans consisting of (i) a Required Aggregation Group and (ii) one or more other plan or plans of an Affiliated Company, provided that such group continues to satisfy the requirements of Code Sections 401(a)(4) or 410.

3.             An introduction is added to Section 1.02(d) of Appendix I, effective for Plan Years beginning on and after January 1, 1997, to read as follows:

(d)           Satisfaction of Deferral Percentage Test.  The dollar leveling method described in paragraph (2) and the ratio leveling method described in paragraph (3) below apply in Plan Years beginning on and after January 1, 1997.

4.             An introduction is added to Section 1.03 of Appendix I, effective for Plan Years beginning on and after January 1, 1997, to read as follows:

1.03         Limitation on Matching Contributions.  The dollar leveling method and the ratio leveling method described in subsection (a) below apply in Plan Years beginning on and after January 1, 1997.

5.                                       A new section is added at the end of Appendix XII, effective as of May 1, 2002, to read as follows:

1.09         Special Effective Dates.  The RightCHOICE Plan received a favorable determination letter dated April 6, 2003 on the plan as amended through

February 28, 2002, including the GUST changes.  The following special effective dates apply to the provisions of the RightCHOICE Plan as in effect prior to the merger:

(a)           The benefit of a participant (other than a 5% owner within the meaning of Code Section 416(i)) accrued under the RightCHOICE Plan commenced no later than April 1 of the calendar year following the calendar year in which the participant attained age 70 ½ or terminated employment, whichever occurred later.  If the participant was a 5% owner (within the meaning of Code Section 416(i)), the participant’s benefit commenced no later than April 1 of the calendar year following the calendar year in which the participant attained age 70 ½, regardless of whether the participant continued in employment.  Notwithstanding the first sentence in this subsection (a), in the case of a participant other than a 5% owner (within the meaning of Code Section 416(i)) who at any time after December 31, 1995 and prior to January 1, 2001, attained age 70 ½ and made an irrevocable election to commence payments while actively employed, payment to such participant commenced no later than April 1 following the calendar year in which the participant attained age 70 ½, regardless of whether the participant continued in employment.

(b)           The definition of “compensation” for contribution purposes and testing purposes was expanded to include compensation amounts that are not includible in gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) and 403(b) effective January 1, 1998.  The definition of compensation for Code Section 415 purposes was amended for plan years beginning after December 31, 1997 to include any elective deferrals as defined in Code Section 402(g)(3) and amounts not includible in gross income by reason of Code Section 125, 132(f) or 457.

6.                                       A new section is added at the end of Appendix XIII, effective as of May 6, 2002, to read as follows:

1.09         Special Effective Dates.  The HealthLink Plan represented the adoption of a nonstandard prototype plan.  At the time of the merger, the prototype plan sponsor had not received a favorable opinion letter taking into account the GUST amendments.  The HealthLink Plan is amended for the required GUST changes by the merger into the Plan, provided, however, the following special effective dates apply:

(a)           The increase from $3,500 to $5,000 for mandatory cashouts of small accounts was effective July 1, 1999.

(b)           The required beginning date change made by the Small Business Job Protection Act of 1996 under which participants (other than 5% owners within the meaning of Code Section 416(i)) can defer distribution until April 1 following the later of (i) the calendar year in which the individual attains age 70 ½ and (ii) the calendar year in which the participant terminates employment is effective as of May 6, 2002.

(c)           The definition of “compensation” for contribution purposes is expanded to include compensation amounts that are not includible in gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) and 403(b) effective January 1, 1998.  For purposes of the average deferral percentage test and average contribution percentage test, Code Section 132(f)(4) amounts are not included.

(d)           Hardship distributions within the meaning of Code Section 401(k)(2)(B)(i)(IV) were excluded from the definition of “eligible rollover distribution for distributions made on and after July 1, 1999.

IN WITNESS WHEREOF, WellPoint Health Networks Inc. has caused this Amendment to be executed as of the 10th day of October, 2003.

WELLPOINT HEALTH NETWORKS INC.

By:	/s/ J. THOMAS VAN BERKEM	Date: 10/10/03